Exhibit 10.1

1.RESTRICTED UNIT AGREEMENT
PURSUANT TO THE
ARES MANAGEMENT, L.P. 2014 EQUITY INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is entered into as of July 31, 2018 (the “Grant Date”), by and between Ares Management, L.P., a Delaware limited partnership (including any successor entity thereto, the “Partnership”), and Michael J Arougheti (“Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Ares Management, L.P. 2014 Equity Incentive Plan, as amended (the “Plan”).
W I T N E S S E T H:
WHEREAS, the Partnership has adopted the Plan, a copy of which has been delivered to Participant, which is administered by the Committee; and
WHEREAS, pursuant to Article VII of the Plan, the Committee may grant Other Share-Based Awards to Service Providers under the Plan, including restricted units that represent the right to receive Common Shares; and
WHEREAS, Participant is a Service Provider under the Plan.
NOW, THEREFORE, the parties agree as follows:
2.    Grant of Restricted Units. Subject to the restrictions and other conditions set forth herein, the Committee hereby grants to Participant the right to receive 2,000,000 Common Shares (the “Restricted Units”) as of the Grant Date, of which:
(a)    666,667 Restricted Units shall be “Tranche 1 Performance Units”;
(b)    666,667 Restricted Units shall be “Tranche 2 Performance Units”; and
(c)    666,666 Restricted Units shall be “Service-Based Restricted Units”.
Each Restricted Unit is an Other Share-Based Award under the Plan that represents an unfunded, unsecured right of Participant to receive a Common Share subject to the Vesting Conditions specified in Section 2.
3.    Vesting and Payment.
(a)    Vesting Conditions. Except as expressly provided in Sections 2(b) and 2(c), the Restricted Units shall vest subject to the following conditions (the “Vesting Conditions”):
i.    If, over all trading days that occur during any 30 consecutive calendar day period beginning on the Grant Date and ending on January 1, 2028 (the “Final Measurement Date”), the volume-weighted average price per share of the Common Shares is $35.00 or more (the “Tranche

1 Performance Hurdle”) then, subject to Participant’s continued employment or service with the Partnership or its Affiliates from the Grant Date through the last calendar day of such 30-day period (the “Tranche 1 Performance Hurdle Date”), the Tranche 1 Performance Units shall vest in full on the Tranche 1 Performance Hurdle Date. If the Tranche 1 Performance Hurdle is not attained on or before the Final Measurement Date, the Tranche 1 Performance Units shall be forfeited without payment therefor effective as of the Final Measurement Date. Except as expressly provided in Sections 2(b) and 2(c), upon Participant’s Termination for any reason, any then-unvested Tranche 1 Performance Units will be forfeited without payment therefor effective as of the date of Participant’s Termination.
ii.    If, over all trading days that occur during any 30 consecutive calendar day period beginning on the Grant Date and ending on the Final Measurement Date, the volume-weighted average price per share of the Common Shares is $45.00 or more (the “Tranche 2 Performance Hurdle”) then, subject to Participant’s continued employment or service with the Partnership or its Affiliates from the Grant Date through the last calendar day of such 30-day period (the “Tranche 2 Performance Hurdle Date”), the Tranche 2 Performance Units shall vest in full on the Tranche 2 Performance Hurdle Date. If the Tranche 2 Performance Hurdle is not attained on or before the Final Measurement Date, the Tranche 2 Performance Units shall be forfeited without payment therefor effective as of the Final Measurement Date. Except as expressly provided in Sections 2(b) or 2(c), upon Participant’s Termination for any reason, any then-unvested Tranche 2 Performance Units will be forfeited without payment therefor effective as of the date of Participant’s Termination.
iii.    The Service-Based Restricted Units shall vest as to 25% of the Service-Based Restricted Units on January 1 of each of 2020, 2021, 2022 and 2023 (each such date, a “Service Vesting Date”), subject in each case to Participant’s continued employment or service with the Partnership or its Affiliates through such date. Except as expressly provided in Sections 2(b) and 2(c), upon Participant’s Termination for any reason, any then-unvested Service-Based Restricted Units will be forfeited without payment therefor effective as of the date of Participant’s Termination.
(b)    Acceleration Event. Upon an Acceleration Event (as defined below), subject to Participant (or Participant’s estate, if applicable) executing and not revoking a separation and release agreement with the Partnership (or its designated affiliate) in the standard form then in effect (a “Release”) within 30 days following such Acceleration Event:
i.    50% of the Tranche 1 Performance Units outstanding and unvested as of such Acceleration Event shall remain outstanding and eligible to vest in accordance with Section 2(a)(i) through the earlier of the first anniversary of such Acceleration Event and the Final Measurement Date (the “Acceleration Event Final Measurement Date”). If the Tranche 1 Performance Hurdle is not attained on or before the Acceleration Event Final Measurement Date, such Tranche 1 Performance Units will be forfeited without payment therefor effective as of the Acceleration Event Final Measurement Date.
ii.    50% of the Tranche 2 Performance Units outstanding and unvested as of such Acceleration Event shall remain outstanding and eligible to vest in accordance with Section 2(a)(ii)

through the Acceleration Event Final Measurement Date. If the Tranche 2 Performance Hurdle is not attained on or prior to the Acceleration Event Final Measurement Date, such Tranche 2 Performance Units will be forfeited without payment therefor effective as of the Acceleration Event Final Measurement Date.
iii.    Except as otherwise provided in Section 2(c), 50% of the Service-Based Restricted Units that are outstanding and unvested as of such Acceleration Event (if any) shall vest immediately upon such Acceleration Event.
(c)    Qualifying Termination Following Change in Control Event. Notwithstanding anything to the contrary in Section 2(b)(iii), if Participant incurs a Termination by the Partnership without Cause (other than due to Participant’s death or Disability) or on account of Participant’s resignation for Good Reason, in either case, within three months following a Change in Control Event, subject to Participant executing and not revoking a Release within 30 days following Participant’s date of Termination, any Service-Based Restricted Units that are outstanding and unvested as of such Termination shall vest in full effective immediately upon such Termination.
(d)    Payment. The Partnership shall, on or within 30 days following a Vesting Date (but in all events prior to March 15th of the calendar year following the calendar year in which the applicable Vesting Date occurs) with respect to any Restricted Unit, deliver (or cause to be delivered) to the Participant one Common Share with respect to each such vested Restricted Unit, as settlement of such Restricted Unit and each such Restricted Unit shall thereafter be cancelled.
4.    Distribution Equivalents.
(a)    The Tranche 1 Performance Units and the Tranche 2 Performance Units shall not be entitled to receive any distributions with respect to Common Shares covered by the Tranche 1 Performance Units or the Tranche 2 Performance Units.
(b)    With respect to cash distributions in respect of Common Shares covered by any outstanding Service-Based Restricted Units, Participant will have the right to receive an amount in cash equal to (i) the amount of any distribution paid with respect to a Common Share, multiplied by (ii) the number of Common Shares covered by such Service-Based Restricted Units, payable at the time such distributions are paid to holders of Common Shares generally (a “Distribution Equivalent Payment”). In no event shall a Distribution Equivalent Payment be made that would result in Participant receiving both the Distribution Equivalent Payment and the actual distribution with respect to the same Service-Based Restricted Unit and corresponding Common Share.
5.    Restricted Unit Transfer Restrictions.
Unless otherwise determined by the Committee, Restricted Units may not be Transferred by Participant other than by will or by the laws of descent and distribution, and any other purported Transfer shall be void and unenforceable against the Partnership and its Affiliates.

6.    Change in Control.
The Restricted Units shall not accelerate and vest solely upon the occurrence of a Change in Control unless otherwise determined by the Committee. In the event of a Change in Control, the provisions in the Plan regarding Change in Control shall apply to the Restricted Units.
7.    Definitions.
(a)    “Acceleration Event” means Participant’s Termination by the Partnership without Cause or due to Participant’s death or Disability, or Participant’s Termination on account of the Participant’s resignation for Good Reason.
(b)    “Ares Entities” means, collectively, (i) Ares Management, L.P., a Delaware limited partnership, (ii) Ares Management GP LLC, a Delaware limited liability company, (iii) Ares Voting LLC, a Delaware limited liability company, (iv) any entity that is or becomes part of the Ares Operating Group, and (v) any entity in which any of the foregoing directly or indirectly owns a majority interest or which any of the foregoing controls, or through which any of the foregoing directly or indirectly manages, directs or invests in a fund, investment vehicle or account, but excluding any fund, investment vehicle or account. For the avoidance of doubt, any reference in this Agreement to an Ares Entity shall include any successor entity of such Ares Entity.
(c)    “Ares Operating Group” means, collectively, (i) Ares Investments, L.P., a Delaware limited partnership, (ii) Ares Holdings, L.P., a Delaware limited partnership, (iii) Ares Offshore Holdings, L.P., a Cayman exempted limited partnership, and (iv) any future entity designated by Ares Management GP LLC in its discretion as an Ares Operating Group Entity for purposes of the Third Amended and Restated Limited Liability Company Agreement of Ares Partners Holdco LLC (as may be amended or restated from time to time). For the avoidance of doubt, any reference in this Agreement to an Ares Operating Group entity shall include any successor entity of such Ares Operating Group entity.
(d)    “Cause” means the occurrence of any of the following events or occurrences. For purposes of the definition of Cause, acts or failures to act on Participant’s part shall be deemed “willful” if done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interest of the Ares Entities; provided, that any mistake in judgment made by Participant in good faith on the advice of legal counsel, any activities taken or omitted by Participant in accordance with the direction of the investment committee of any Ares Entity, or the making of an approved portfolio investment whether or not successful, in each case, shall not be deemed a willful act or failure to act on Participant’s part for purposes of determining whether Cause exists. Notwithstanding any other definition of “cause” (or term of similar import) in any other agreements between the Participant and any Ares Entity, the following definition of Cause shall control in all events with respect to the Restricted Units.
i.    Participant’s failure to devote substantially all of Participant’s working time and efforts to the business and affairs of the Ares Entities and any fund, investment vehicle or account directly or indirectly managed, directed or invested by an Ares Entity (collectively, the “Funds”) on a full-time basis, other than reasonable vacation time and personal days, in each case that do not interfere in any material respect with Participants’ duties to the Ares Entities or to the Funds.
ii.    Participant becoming convicted of, or pleading guilty or no contest to, a felony;
iii.    Participant becoming subject to any order, judgment or decree (whether entered by consent or after trial or adjudication) of any court, governmental agency or regulatory authority (including, without limitation, the Securities and Exchange Commission or state securities commissions) involving a material violation of federal or state securities laws or any rules or regulations thereunder that materially censures or imposes any material sanctions on the Participant in connection with investment advisory securities related activities or that enjoins, bars, disqualifies, suspends or otherwise limits the Participant from engaging in any investment-related or securities-related activities (an “Order”);
iv.    Participant’s dishonesty, bad faith, gross negligence, willful misconduct, fraud or willful or reckless disregard of the Participant’s duties in connection with the performance of any service for or on behalf of any Ares Entity or for or on behalf of any Fund that materially injures the reputation, business or a business relationship of any Ares Entity;
v.    Participant’s intentional failure to comply with any lawful and written (including via email) material directive of Ares Partners Holdco LLC or Board of Directors of Ares Management GP LLC, or any successor(s) thereto, an investment committee of any Ares Entity;
vi.    Participant’s (x) material violation of the Code of Ethics for any Ares Entity, or (y) taking of any improper action or the intentional omission to take any proper action, in each case, which has the effect of materially injuring the reputation, business or a business relationship of an Ares Entity;
vii.    Participant’s violation of any material written policies adopted by any Ares Entity governing the conduct of executives performing services on behalf of such Ares Entity, which violation materially injures the reputation, business or business relationship of any Ares Entity; or
viii.    Participant’s material breach of any material agreement entered into between the Participant and any Ares Entity (including the Fair Competition Agreement, dated on or about May 1, 2014, by and between the Partnership and Participant).
(e)    “Change in Control Event” means (i) the consummation of a transaction or series of related transactions with another Person, including one or more related parties or group of Persons (any such Person, a “Third Party”), resulting in (x) the sale of all or substantially all of the assets of the Partnership or any successor to a Third Party, (y) the sale of all or substantially all of the assets or the business activities of the Partnership’s direct lending group to a Third Party or (z) a Third Party obtaining majority economic and voting control of the Partnership or any successor, or (ii) the occurrence of a Change in Control. For the avoidance of doubt, the conversion of the Partnership to a corporation, or other corporate reorganization or organizational change that does not result in any of the circumstances described in subclauses (x), (y) or (z) of the immediately preceding sentence, does not constitute a Change in Control Event.
(f)    “Disability” means Participant’s inability to substantially perform his essential duties with the applicable Ares Entities for a period of 90 consecutive days or for a total of 90 days (including weekends and holidays) during any 12-month period as a result of any mental or physical illness, disability, or incapacity, whether totally or partially. Any question as to the existence of Participant’s Disability as to which Participant and the applicable Ares Entity cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Participant and the applicable Ares Entity.
(g)    “Good Reason” means any of the following events or occurrences, in each case, without Participant’s written consent (each or any a “Good Reason Trigger”):
i.    A material diminution of Participant’s title, duties, responsibilities or authorities as Chief Executive Officer and President of Ares Management GP LLC;
ii.    A material breach of this Agreement by the Partnership; or
iii.    The relocation of Participant’s principal office outside the area that comprises a 35 mile radius from New York City.
In order for an event or occurrence to qualify as a Good Reason Trigger, Participant must (x) give the Partnership a signed written notice of the existence of Good Reason and the particular circumstances constituting the basis for Participant’s resignation or right to resign, as applicable, with Good Reason within 30 calendar days after Participant obtains actual knowledge of any circumstance having occurred, (y) allow the Partnership 30 calendar days from receipt of such notice to cure the same, and (z) if the Partnership fails to cure such circumstance, if applicable, resign Participant’s employment no later than (1) if the Partnership provides notice that it will not cure such circumstance, the 15th calendar day following such notice, and (2) otherwise, the 75th calendar day after Participant first obtains knowledge of such circumstance.
(h)    “Vesting Date” means the applicable date that a Restricted Unit becomes vested pursuant to Section 2(a), Section 2(b), or Section 2(c), as applicable.
8.    Rights as a Shareholder.
The Participant shall have no rights as a shareholder with respect to Common Shares covered by Restricted Units.
9.    Provisions of Plan Control.
This Agreement is subject to all the terms, conditions and provisions of the Plan and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that this Agreement conflicts or is inconsistent with the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. Any amendment or other modification of the terms of the Restricted Units granted hereunder shall be subject to the terms of the Plan; provided, that, notwithstanding any provision of the Plan to the contrary, in no event shall any such amendment or other modification adversely affect the rights of Participant without Participation’s consent.
10.    Notices.
All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made:
(a)    unless otherwise specified by the Partnership in a notice delivered by the Partnership in accordance with this section, any notice required to be delivered to the Partnership shall be properly delivered if delivered to:
Ares Management, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Attention: Executive Vice President, Chief Legal Officer & Secretary

E-mail: weiner@aresmgmt.com
(b)    If to the Participant, to the address on file with the Partnership.
Any notice, demand or request, if made in accordance with this section shall be deemed to have been duly given: (i) when delivered in person; (ii) when sent by electronic mail, (iii) three days after being sent by United States mail, or foreign equivalent; or (iv) on the first business day following the date of deposit if delivered by a nationally or internationally recognized overnight delivery service.
11.    No Right to Employment or Services.
This Agreement is not an agreement of employment or services. None of this Agreement, the Plan or the grant of Restricted Units shall (a) obligate the Partnership to employ or otherwise retain, or to continue to employ or otherwise retain, the Participant for any specific time period or (b) modify or limit in any respect the Partnership’s or its Affiliates’ right to terminate or modify the Participant’s employment, services or compensation.
12.    Transfer of Personal Data.
The Participant authorizes, agrees and unambiguously consents to the transmission by the Partnership of any personal data information related to the Restricted Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of the Participant’s home country and including to countries with less data protection than the data protection provided by the Participant’s home country. This authorization/consent is freely given by the Participant.
13.    Withholding.
The Participant hereby authorizes the Partnership, or an Affiliate thereof to which the Participant provides services, to satisfy applicable income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”), with respect to any issuance, transfer, or other taxable event under this Agreement or the Plan by withholding from the proceeds of the sale of Common Shares acquired upon settlement of the Restricted Units either through a voluntary sale authorized by the Partnership or through a mandatory sale arranged by the Partnership or any of its Affiliates on the Participant’s behalf pursuant to this authorization, to cover the amount of such Tax Related Items. The Participant further authorizes the Partnership or the applicable Affiliate to take such action as may be necessary in the opinion of the Partnership or the applicable Affiliate to withhold from any compensation or other amount owing to the Participant to satisfy all obligations for the payment of such Tax-Related Items. Without limiting the foregoing, the Committee may, from time to time, permit the Participant to make arrangements prior to any Vesting Date described herein to pay the applicable Tax-Related Items in a manner prescribed by the Committee prior to the applicable Vesting Date, including by cash, check, bank draft or money order. The Participant acknowledges that, regardless of any action taken by the Partnership or any of its Affiliates the ultimate liability for all Tax-Related Items, is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Partnership or any of its Affiliates. The Partnership may refuse to issue or deliver the Common Shares or the proceeds from the sale of Common Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
14.    Dispute Resolution.
(a)    The exclusive remedy for determining any and all disputes, claims or causes of action, in law or equity, arising out of or related to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof will, to the fullest extent permitted by law, be determined by: (i) the dispute resolution provisions in any employment, consulting agreement, or similar agreement, between the Partnership or any of its Affiliates and the Participant or, if none, (ii) the Partnership’s or any of its Affiliates’ mandatory dispute resolution procedures as may be in effect from time to time with respect to matters arising out of or relating to Participant’s employment or service with the Partnership or, if none, (iii) by final, binding and confidential arbitration in New York, New York, before one arbitrator, conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor. If disputes are settled pursuant to clause (iii) of this Section 13(a), Section 13(b) shall apply.
(b)    Disputes shall be resolved in accordance with the Federal Arbitration Act, 9 U.S.C. §§1–16, and JAMS’ Employment Arbitration Rules and Procedures then in effect. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award.

Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. This agreement to resolve any disputes by binding arbitration extends to claims by or against the Partnership or any of its Affiliates or any of their respective past or present representatives and applies to claims arising out of federal, state and local laws, including claims of alleged discrimination on any basis, as well as to claims arising under the common law. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any proceeding to enforce the arbitration award, will be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including the arbitrator’s compensation), expenses and attorneys’ fees. If no party entirely prevails in such arbitration or proceeding, the arbitrator or court shall apportion an award of such fees based on the relative success of each party. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail.
15.    Section 409A.
The Restricted Units are intended to be exempt from or comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent; provided, that the Partnership does not guarantee to the Participant any particular tax treatment of the Restricted Units. In no event whatsoever shall the Partnership be liable for any additional tax, interest or penalties that may be imposed on the Participant by Section 409A or any damages for failing to comply with Section 409A. Distribution Equivalent Payments shall be treated separately from the Service-Based Restricted Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.
16.    Miscellaneous.
(a)    Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
(b)    Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby, including its validity, interpretation, construction, performance and enforcement, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
(c)    Counterparts; Electronic Acceptance. This Agreement may be executed in one or more counterparts (including by facsimile or electronic transmission), all of which taken together shall constitute one contract. Alternatively, this Agreement may be granted to and accepted by the Participant electronically.
(d)    Interpretation. Unless a clear contrary intention appears: (i) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by the Plan or the Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) any pronoun shall include the corresponding masculine, feminine and neuter forms; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to the Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of the Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) “or” is used in the inclusive sense of “and/or”; (x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (xi) reference to dollars or $ shall be deemed to refer to U.S. dollars.
(e)    No Strict Construction. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.
(f)    Waiver. The failure of any party hereto at any time to require performance by another party of any provision of this Agreement shall not affect the right of such party to require performance of that provision, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.
17.    NO ACQUIRED RIGHTS.
THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT: (A) THE PARTNERSHIP MAY TERMINATE OR AMEND THE PLAN AT ANY TIME; (B) THE AWARD OF RESTRICTED UNITS MADE UNDER THIS AGREEMENT IS COMPLETELY INDEPENDENT OF ANY OTHER AWARD OR GRANT AND IS MADE AT THE SOLE DISCRETION OF THE PARTNERSHIP; (C) NO PAST GRANTS OR AWARDS (INCLUDING THE RESTRICTED UNITS AWARDED HEREUNDER) GIVE THE PARTICIPANT ANY RIGHT TO ANY GRANTS OR AWARDS IN THE FUTURE WHATSOEVER; (D) THE PLAN AND THE AGREEMENT DO NOT FORM PART OF THE TERMS OF THE PARTICIPANT’S EMPLOYMENT; AND (E) BY PARTICIPATING IN THE PLAN AND RECEIVING AN AWARD PURSUANT TO THIS AGREEMENT, THE PARTICIPANT WAIVES ALL RIGHTS TO COMPENSATION FOR ANY LOSS IN RELATION TO THE PLAN OR THIS AGREEMENT, INCLUDING ANY LOSS OF RIGHTS IN ANY CIRCUMSTANCES INCLUDING TERMINATION OF EMPLOYMENT.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ARES MANAGEMENT, L.P.
By: Ares Management GP LLC, its general partner

By:    /s/ Antony P. Ressler
Name:     Antony P. Ressler
Title:     Co-Founder and Executive Chairman

/s/ Michael J Arougheti
Participant Name: Michael J Arougheti
Date Accepted: July 31, 2018